Exhibit 10.9

THIS INSTRUMENT AND THE RIGHTS AND OBLIGATIONS EVIDENCED HEREBY ARE SUBORDINATE IN THE MANNER AND TO THE EXTENT SET FORTH IN, AND SUBJECT TO THE OTHER TERMS AND CONDITIONS SET FORTH IN, THAT CERTAIN SUBORDINATION AND INTERCREDITOR AGREEMENT (AS THE SAME MAY BE AMENDED OR OTHERWISE MODIFIED FROM TIME TO TIME PURSUANT TO THE TERMS THEREOF, THE “SUBORDINATION AGREEMENT”) DATED AS OF NOVEMBER 9, 2004 AMONG MEMRY CORPORATION, A DELAWARE CORPORATION (THE “COMPANY”), PUTNAM PLASTICS COMPANY LLC (F/K/A MPAV ACQUISITION LLC), A CONNECTICUT LIMITED LIABILITY COMPANY (“NEWCO” AND TOGETHER WITH THE PARENT, THE “BORROWERS”), BROOKSIDE PECKS CAPITAL PARTNERS, L.P., A DELAWARE LIMITED PARTNERSHIP, FOR ITSELF AND AS SUBORDINATED AGENT (AS DEFINED THEREIN), IRONBRIDGE MEZZANINE FUND, L.P., A DELAWARE LIMITED PARTNERSHIP, AND WEBSTER BUSINESS CREDIT CORPORATION, A NEW YORK CORPORATION (“AGENT”), AS SUCH SUBORDINATION AGREEMENT MAY BE AMENDED, RESTATED, SUPPLEMENTED OR OTHERWISE MODIFIED FROM TIME TO TIME; AND EACH HOLDER OF THIS INSTRUMENT, BY ITS ACCEPTANCE HEREOF, IRREVOCABLY AGREES TO BE BOUND BY THE PROVISIONS OF THE SUBORDINATION AGREEMENT.

MEMRY CORPORATION

MPAV ACQUISITION LLC

SUBORDINATED PROMISSORY NOTE

DUE NOVEMBER 9, 2010

$4,000,000.00	New York, New York
November 9, 2004

FOR VALUE RECEIVED, the undersigned, MEMRY CORPORATION, a Delaware corporation (the “Parent”), and MPAV Acquisition LLC, a Connecticut limited liability company (“Newco” and together with the Parent, the “Borrowers”), hereby, jointly and severally, promise to pay to BROOKSIDE PECKS CAPITAL PARTNERS, L.P., a Delaware limited partnership (together with its registered assigns, the “Holder”), the principal sum of FOUR MILLION DOLLARS ($4,000,000.00) on November 9, 2010 (the “Maturity Date”), with interest thereon from time to time as provided herein. This Note is one of the Notes referred to in the Subordinated Loan Agreement, dated as of the date hereof (as the same may be amended, supplemented, restated or otherwise modified from time to time, the “Loan Agreement”), by and among the Borrowers, the Lenders and the Agent. Capitalized terms used herein but not otherwise defined are used with the meanings given to such terms in the Loan Agreement. This Note is entitled to the benefits of the Loan Agreement and is subject to all of the agreements, terms and conditions contained therein, all of which are incorporated by this reference.

1. Interest.

(a) The Borrowers, jointly and severally, promise to pay interest on the Accreted Principal Amount (as defined below) of this Note at the rate of seventeen and one-half percent (17.5%) per annum (the “Interest Rate”) pursuant to Section 3.01(a) of the Loan Agreement. The Borrowers, jointly and severally, shall pay accrued interest quarterly in arrears on each Interest Payment Date, commencing on December 31, 2004 and on each Interest Payment Date shall pay interest accrued from (but excluding) the immediately preceding date of payment of interest through and including such Interest Payment Date. Interest on this Note shall accrue from the date of issuance until repayment of the Accreted Principal Amount and payment of all accrued interest in full. Interest shall accrue and be computed on the basis of the actual number of days in the related period over 360 days. Through any Interest Payment Date, interest on the Accreted Principal Amount of this Note at the rate of twelve percent (12%) per annum that shall have accrued and shall be unpaid as of such Interest Payment Date (for any Interest Payment Date, the “Current Pay Interest Rate”) shall be paid on such Interest Payment Date by wire transfer of immediately available funds to an account at a bank designated by the Holder. Through any Interest Payment Date, interest on the Accreted Principal Amount of this Note at the rate of five and one-half percent (5.5%) per annum that shall have accrued and shall remain unpaid as of such Interest Payment Date (for any Interest Payment Date, the “PIK Amount”) shall be paid on such Interest Payment Date by the addition (as of such Interest Payment Date) of such PIK Amount to the principal amount outstanding under this Note; it being understood and agreed that the Borrowers, at their option, shall have the right to pay in cash on or before the applicable Interest Payment Date any or all of the amount that would otherwise be such PIK Amount and any amount so paid in cash shall not be added to the PIK Amount (i.e., shall not be so added to the principal hereof). At any time, the outstanding principal amount of this Note, including all PIK Amounts added thereto through such time, is referred to in this Note as the “Accreted Principal Amount”.

(b) Notwithstanding the foregoing provisions of this Section 1, but subject to applicable law, during the continuance of an Event of Default, upon notice from the Required Lenders, the Accreted Principal Amount of this Note shall bear interest, from the date of the occurrence of such Event of Default until such Event of Default is cured or waived at a rate equal to the per annum rate that would otherwise apply pursuant to Section 1(a) above or Section 1(c) below, as the case may be, plus two hundred basis points (2.0%) (such additional interest shall be payable on demand in immediately available funds and no PIK Amount shall be added to the Accreted Principal Amount of this Note in respect of such additional interest). In the event that any interest rate provided for herein shall be determined to be unlawful, such interest rate shall be computed at the highest rate permitted by applicable law. Any payment by the Borrowers of any interest amount in excess of that permitted by law shall be considered a mistake, with the excess being applied to the principal of this Note without prepayment premium or penalty.

(c) Notwithstanding the foregoing provisions of this Section 1, but subject to applicable law, in the event that the income before income taxes of the Borrowers and their Subsidiaries (x) for the Fiscal Year ending June 30, 2005 is equal to or greater than Four Million One Hundred Fifty Thousand Dollars ($4,150,000.00) or (y) for any Fiscal Year thereafter is equal to or greater than Four Million Five Hundred Thousand Dollars ($4,500,000.00), in each case as set forth in the audited financial statements of Borrowers and their Subsidiaries for such

Fiscal Year delivered to the Lenders pursuant to Section 6.23 of the Subordinated Loan Agreement (provided that for purposes of calculating such income before income taxes for purposes of this Section 1(c) any expenses or charges with respect to the impairment of goodwill under SFAS 141 or 142 and any expenses or other deductions related to the Putnam Plastics Seller Debt shall be excluded as charges or expenses), during the period referred to in Section 3.01(a) of the Loan Agreement, (i) the Interest Rate shall be reduced to sixteen and one-half percent (16.5%), (ii) the Current Pay Interest Rate shall be as set forth in Section 1(a) of this Note and (iii) the PIK Amount shall be the amount of interest at the rate of four and one-half percent (4.5%) of the Accreted Principal Amount that shall have accrued but remain unpaid as of each Interest Payment Date.

2. Principal and Maturity Date. The principal amount and all accrued and unpaid interest outstanding under this Note shall become due and payable in full on the Maturity Date. Upon the Maturity Date, the Borrowers, jointly and severally, shall pay the then unpaid Accreted Principal Amount and all accrued and unpaid interest to the Holder in cash by wire transfer of immediately available funds to an account at a bank designated in writing by the Holder.

3. Optional and Mandatory Prepayments. This Note may be prepaid by the Borrowers in whole or in part, at any time and from time to time, subject to the provisions of Section 3.02 of the Loan Agreement. This Note is subject to mandatory prepayment in certain circumstances as set forth in the Loan Agreement.

4. Security. The obligations of the Borrowers to the Holder hereunder are secured pursuant to the terms of the Pledge and Security Agreement.

5. Events of Default and Remedies. Upon the occurrence and during the continuance of an Event of Default, the Holder shall be entitled to exercise any and all of the applicable rights and remedies set forth in the Loan Agreement and the Pledge and Security Agreement, subject to the provisions of the Subordination Agreement.

6. Waiver. Any term of this Note for the benefit of the Holder may be waived at any time by the Holder, but no such waiver shall be effective unless set forth in a written instrument duly executed by the Holder. No waiver by the Holder of any term of this Note, in any one or more instances, shall be deemed to be, or construed as, a waiver of the same or any other term of this Note on any future occasion. All remedies, either under this Note, the Loan Agreement, the Pledge and Security Agreement or by law or otherwise afforded, will be cumulative and not alternative.

7. Amendment. This Note may be amended, supplemented or otherwise modified only by a written instrument duly executed by the Borrowers and the Holder.

8. Headings. The paragraph headings used in this Note have been inserted for convenience of reference only and do not define or limit the provisions hereof.

9. Invalid Provisions. If any provision of this Note is held to be illegal, invalid or unenforceable under any present or future law (a) such provision will be fully severable, (b) this Note will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Note will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Note a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

10. Governing Law. Pursuant to Section 5-1401 of the New York General Obligations Law, this Note shall be governed by and construed in accordance with the internal laws of the State of New York.

11. Interpretation. The Borrowers and the Holder agree that in interpreting this Note there shall be no inferences against the drafting party.

IN WITNESS WHEREOF, the undersigned have executed this Note as of the date first written above.

MPAV ACQUISITION LLC		MEMRY CORPORATION

By:	/S/ ROBERT P. BELCHER	By:	/S/ ROBERT P. BELCHER
	Robert P. Belcher		Robert P. Belcher
	Vice President		Senior Vice President and Chief Financial Officer

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